Exhibit (n)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-2 of Nuveen Churchill Private Capital Income Fund of our reports dated April 29, 2025 and March 4, 2025, relating to the senior securities table and the consolidated financial statements, respectively, of Nuveen Churchill Private Capital Income Fund, which appear in this Registration Statement. We also consent to the references to us under the headings “Consolidated Financial Highlights” and “Experts” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
New York, New York
April 29, 2025